EXHIBIT 22.3

BARBEQUES GALORE LIMITED
ACN 008 577 759

PROXY FORM

Registered office:    327 Chisholm Road, Auburn, New South Wales, Australia, 2144.

In respect of the Annual General Meeting to be held on 26 June 2001 or any adjournment thereof:

I/We                                                                                                                                                                                                                       (BLOCK LETTERS)

of

being a member/members of Barbeques Galore Limited

hereby appoint

of

or failing him/her

of

or failing him/her the Chairman of the meeting, as my/our proxy to vote for me/us and on my/our behalf at the said Annual General Meeting of the company in respect of  shares.

Signed this                          day of                                                                                                                                                                                                     2001

Signature of shareholder/s

Optional: Should you desire to direct your proxy how to vote, please insert “x” in the appropriate box against each item, failing which your proxy will vote as he/she thinks fit, or abstain from voting.

Agenda item no (2)		For	Against	Abstain
Re-election as director:	Mr John Price	☐	☐	☐

	Mr Sam Linz	☐	☐	☐

Notes

(1)	If the number of shares is not inserted above it will be assumed that the proxy is for all shares registered in the name of the member.

(2)	A member entitled to attend and vote is entitled to appoint not more than two proxies.

(3)	Where more than one proxy is appointed, each proxy must be appointed to represent a specified proportion of the member’s voting rights.

(4)	A proxy need not be a member.

(5)	To be effective, proxy forms (duly completed) must reach the registered office no later than 9:00 a.m. on Friday, 22 June 2001 or by facsimile to 61-2-97044212.